UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 18, 2005
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-13102 (Commission File Number)	36-3935116 (I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.      Unregistered Sales of Equity Securities.
     On November 8, 2005, First Industrial Realty Trust, Inc. (the “Company”) and First Industrial, L.P. (the “Operating Partnership”) entered into a purchase agreement (the “Purchase Agreement”) among the Company, the Operating Partnership and Wachovia Investment Holdings, LLC (“Wachovia”) pursuant to which the Company agreed to sell, and Wachovia agreed to purchase, up to 10,000,000 Series I Depositary Shares, each representing 1/10,000 of a share of the Company’s Series I Flexible Cumulative Redeemable Preferred Stock, $.01 par value (the “Series I Depositary Shares”), in a private placement at an offering price of $25.00 per depositary share. On November 8, 2005, pursuant to the Purchase Agreement, the Company issued to Wachovia 6,000,000 Series I Depositary Shares. See the Company’s Form 8-K, dated November 9, 2005.
     On November 18, 2005, pursuant to the Purchase Agreement, the Company issued to Wachovia an additional 1,500,000 Series I Depositary Shares at an aggregate offering price of $37,500,000. In connection with the issuance, the Company paid a fee to Wachovia of $1,181,250. Proceeds from the issuance of Series I Depositary Shares will be used to repay borrowings under the Company’s revolving line of credit and to acquire industrial real estate.
     Dividends on the Series I Depositary Shares are payable monthly in arrears commencing December 31, 2005 at an initial dividend rate of One-Month LIBOR plus 1.25%, subject to reset on the four-month, six-month and one year anniversary of the date of issuance. The Series I Depositary Shares were issued to Wachovia in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended.
     Wachovia and certain of its affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services in the ordinary course of business for the Company and the Operating Partnership, for which they have and would receive customary fees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Scott A. Musil
	Name:	Scott A. Musil
	Title:	Senior Vice President-Controller (Principal Accounting Officer)

Date: November 22, 2005